Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	978-619-1300
Wednesday April 26, 2017		Michael T. Prior
Chief Executive Officer

Justin D. Benincasa
Chief Financial Officer

CORRECTION - ATN Reports

First Quarter 2017 Results

Beverly, MA., April 26, 2017 — In the press release issued earlier today with the same headline, please note that a clerical error has been corrected in table 2.  All other information remains the same.

First Quarter Financial Highlights:

•                  Revenues: $128.1 million

•                  Adjusted EBITDA(1): $42.1 million

•                  Operating income: $17.8 million

•                  Net income attributable to ATN’s stockholders: $6.9 million, or $0.42 per diluted share

•                  Cash flow from operating activities was $32.1 million

ATN (NASDAQ: ATNI) today reported results for the first quarter ended March 31, 2017. Unless otherwise indicated, the discussion of the Company’s results is focused on its continuing operations, and comparisons are to the same period in the prior year.

Business Review and Outlook

“In the 2017 first quarter, we saw a continuation of the trends discussed at the end of 2016 with strong year over year revenue growth overall along with growing income,” said Michael Prior, Chief Executive Officer. “Profitability improved considerably from 2016 fourth quarter levels, with much of the integration and related administrative expenses associated with our recent transactions behind us.  Revenues for each segment were consistent with our expectations of a relatively stable telecom subscriber base and growth in international telecom offset in part by lower revenue from U.S. wholesale telecom and domestic solar operations.

“As planned, we continued to make investments in network performance improvements and service upgrades in our major international telecom properties, particularly in our recently-acquired service areas.  We also made changes to our service offerings and customer facing activities within a challenging competitive environment in the sector, and those activities will continue in 2017 as we work to perfect our value proposition in multiple markets.  Pricing pressure remains a factor in our domestic wireless business.  While we were able to offset part of that impact through improved operating efficiencies, we could see a further decline in revenue and margins in coming quarters.  As much of the expense in wholesale wireless is around capital investment,” Mr. Prior continued, “in such a scenario, we would expect to see lower capital spending as well.

“In renewable energy, our construction of solar facilities in India has picked up pace after a slow start in 2016. We are bringing a number of plants into service, which will generate revenue and should move this operation to an EBITDA neutral position by mid-year.

“In summary, performance in the first quarter was basically on plan, with the full benefits of our recent investments still to come, “Mr. Prior concluded.

First Quarter 2017 Financial Results

First quarter 2017 revenues were $128.1 million, a 43% increase from the $89.7 million reported for the first quarter of 2016. Revenue growth resulted primarily from a $41.4 million, or 109%, increase in our International Telecom segment revenues mostly due to the impact of the 2016 Bermuda and U.S. Virgin Islands acquisitions. Adjusted EBITDA(1) for the first quarter was $42.1 million, 23% above the prior year period, primarily from the impact of our 2016 acquisitions and reduced operating expenses in Guyana and in U.S. Telecom, partially offset by a decline in Renewable Energy operating results.  Operating income for the first quarter, which included a $7.9 million increase in depreciation and amortization expense primarily due to the recent acquisitions, was $17.8 million, an increase of 12% when compared to the prior year period.

Net income attributable to ATN’s stockholders for the first quarter was $6.9 million or $0.42 per diluted share, an increase of 12% compared with the prior year period of $6.1 million, or $0.38 per diluted share.

First Quarter 2017 Operating Highlights

The Company has three reportable segments: (i) U.S. Telecom; (ii) International Telecom; and (iii) Renewable Energy.

U.S. Telecom

U.S. Telecom revenues consist of wireless revenues from our voice and data wholesale roaming operations and our smaller retail operations in the Southwestern United States and wireline revenues from our wholesale transport and enterprise business in the Northeastern United States.  Total U.S. Telecom segment revenues were $43.8 million in the first quarter of 2017, a 5% decrease from the $46.2 million reported in the first quarter of 2016.  U.S. Wireless revenues declined 6% to $37.2 million compared with $39.5 million in the prior year quarter, due mostly to lower wholesale roaming rates, partially offset by growth in base stations and data traffic volumes.   U.S. Wireline revenues were $6.0 million in the first quarter of both 2016 and 2017. Included in the current quarter was $4.2 million of revenue related to our Northeastern U.S. wireline business that was sold in early March 2017. The Company ended the first quarter of 2017 with 1,019 domestic base stations in service compared to 883 at the end of last year’s first quarter.

U.S. Telecom Adjusted EBITDA(1) of $23.2 million in the first quarter of 2017 increased 3% compared to the prior year’s $22.4 million.  The increase was primarily due to a reduction in segment operating expenses which offset lower wholesale wireless revenues in the current year quarter.  The recently sold U.S. wireline business also contributed to the increase.

(1)  See Table 5 for reconciliation of Net Income to Adjusted EBITDA.

International Telecom

International Telecom consists of a broad range of information and communications services including wireline and wireless data, internet, voice and video service revenues from our operations in Bermuda and the Caribbean including the U.S. Virgin Islands. International Telecom revenues were $79.3 million in the first quarter of 2017, a 109% increase from the $37.9 million reported in the first quarter of 2016.  Our recent acquisitions in Bermuda and the Virgin Islands together added $44.8 million of incremental revenues during the current year quarter and were responsible for this increase.

International Telecom Adjusted EBITDA(1) of $23.0 million in the first quarter increased 63% from $14.1 million in the prior year period.  The increase is the result of the impact of the 2016 acquisitions and lower year over year operating expenses in Guyana.

Renewable Energy

Renewable Energy segment revenues are generated principally by the sale of energy and solar renewable energy credits from our 28 commercial solar projects in the United States.  For the first quarter of 2017, revenues from our renewable energy business were $5.0 million, down 10% from the $5.6 million in the prior year mostly due to the expiration of certain renewable energy credits and weather conditions in California.  Adjusted EBITDA(1) for the Renewable Energy segment was $2.9 million in the first quarter, a decrease of 32% from the prior year quarter due to the decline in revenues and increased operating expenses from the ramp up of our new solar business in India without offsetting revenue.

Balance Sheet and Cash Flow Highlights

Cash and cash equivalents at March 31, 2017 were $265.5 million.  In addition, the Company held $8.7 million of short-term investments and $16.9 million of restricted cash.  Net cash provided by operating activities was $32.1 million for the first quarter of 2017, compared with $28.3 million for the first quarter of 2016.  The increase in net cash provided by operating activities is due to revenue growth in the first quarter of 2017 partially offset by the net impact of changes in operating assets and liabilities.  During the quarter the Company received $22.6 million upon the closing of the sale of its U.S. wireline business and other smaller international telecom business lines.  Capital expenditures were $45.7 million for the first quarter of 2017. Timing can be somewhat hard to predict, but the Company expects full year 2017 capital expenditures for its Telecom businesses, including the recent Bermuda and USVI acquisitions, to be in the lower end of the $95 million to $115 million range estimated at the end of last year.  Capital expenditures in the domestic and international telecom segments are higher than what we would expect in the ordinary course due to concurrent network expansions and upgrades in multiple markets. These projects include extensive fiber builds and upgrades and market-wide mobile data network upgrades.  Once complete, we expect aggregate capital expenditures in existing telecom markets to decline significantly in 2018.  In addition, capital expenditures for our Renewable Energy business are expected to be in the range of $40 million to $60 million for the full year 2017, primarily related to ongoing construction of our solar projects in India.

Conference Call Information

ATN will host a conference call on Thursday, April 27, 2017 at 9:30 a.m. Eastern Time (ET) to discuss its first quarter 2017 results. The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer. The dial-in numbers are US/Canada: (877) 734-4582 and International: (678) 905-9376, conference ID 9971054. A replay of the call will be available at ir.atni.com beginning at 1:00 p.m. (ET) on Thursday, April 27, 2017.

About ATN

ATN International, Inc. (Nasdaq:ATNI), headquartered in Beverly, Massachusetts, provides telecommunications services to rural, niche and other under-served markets and geographies in the United States, Bermuda and the Caribbean and owns and operates solar power systems in various locations in the United States and India. Through our operating subsidiaries, we (i) provide both wireless and wireline connectivity to residential and business customers, including a range of mobile wireless solutions, high speed internet services, video services and local exchange services, (ii) provide distributed solar electric power to corporate, utility and municipal customers and (iii) are the owner and operator of terrestrial and submarine fiber optic transport systems. For more information, please visit www.atni.com.

Cautionary Language Concerning Forward Looking Statements

This press release contains forward-looking statements relating to, among other matters, our future financial performance and results of operations; the competitive environment in our key markets, demand for our services and industry trends; the pace of expansion and improvement of our telecommunications network and renewable energy operations including our level of estimated future capital expenditures and our realization of the benefits of these investments ; the anticipated timing of our build schedule and the commencement of energy production of our India renewable energy projects; and management’s plans and strategy for the future. These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1)  our ability to operate our newly acquired businesses in Bermuda and the U.S. Virgin Islands and integrate these operations into our existing operations; (2) the general performance of our operations, including operating margins, revenues, capital expenditures, and the future growth and retention of our major customers and subscriber base and consumer demand for solar power; (3) government regulation of our businesses, which may impact our FCC and other telecommunications licenses or our renewables business; (4) economic, political and other risks facing our operations; (5) our ability to maintain favorable roaming arrangements; (6) our ability to efficiently and cost-effectively upgrade our networks and IT platforms to address rapid and significant technological changes in the telecommunications industry; (7) the loss of or an inability to recruit skilled personnel in our various jurisdictions, including key members of management; (8) our ability to find investment or acquisition or disposition opportunities that fit our strategic goals for the Company; (9) increased competition; (10) our ability to expand our renewable energy business; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (13) the occurrence of weather events and natural catastrophes; (14) our continued access to capital and credit markets; (15) the risk of currency fluctuation for those markets in which we operate and (16) our ability to realize the value that we believe exists in our businesses.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, filed with the SEC on March 1, 2017 and the other reports we file from time to time with the SEC.  The Company undertakes no obligation and has no intention to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

Use of Non-GAAP Financial Measures

In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), this press release also contains non-GAAP financial measures. Specifically, ATN has presented an Adjusted EBITDA measure.  Adjusted EBITDA is defined as net income attributable to ATN stockholders before income from discontinued operations, bargain purchase gain, impairment of long-lived assets, restructuring charges, interest, taxes, depreciation and amortization, transaction-related charges, other income or expense, and net income attributable to non-controlling interests.    The Company believes that the inclusion of this non-GAAP financial measure helps investors gain a meaningful understanding of the Company’s core operating results and enhances comparing such performance with prior periods. ATN’s management uses these non-GAAP measures, in addition to GAAP financial measures, as the basis for measuring our core operating performance and comparing such performance to that of prior periods. The non-GAAP financial measure included in this press release is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP. Reconciliations of these non-GAAP financial measures used in this press release to the most directly comparable GAAP financial measure is set forth in the text of, and the accompanying tables to, this press release.

Table 1

ATN International, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	March 31,	December 31,
	2017	2016
Assets:
Cash and cash equivalents	$265,537	$269,721
Restricted cash	714	524
Short-term investments	8,711	9,237
Other current assets	101,668	87,887

Total current assets	376,630	367,369

Long-term restricted cash	16,153	18,113
Property, plant and equipment, net	639,223	647,712
Goodwill and other intangible assets, net	125,082	126,193
Other assets	36,312	38,831

Total assets	$1,193,400	$1,198,218

Liabilities and Stockholders’ Equity:
Current portion of long-term debt	$12,529	$12,440
Taxes payable	22,099	13,531
Other current liabilities	127,197	124,134

Total current liabilities	161,825	150,105

Long-term debt, net of current portion	$139,870	$144,383
Deferred income taxes	46,146	46,622
Other long-term liabilities	31,606	47,939

Total long-term liabilities	217,622	238,944

Total liabilities	379,447	389,049

Total ATN International, Inc.’s stockholders’ equity	679,553	677,055
Non-controlling interests	134,400	132,114

Total equity	813,953	809,169

Total liabilities and stockholders’ equity	$1,193,400	$1,198,218

Table 2

ATN International, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended
	March 31,
	2017	2016
Revenues:
Wireless	$56,230	$58,878
Wireline	63,800	22,445
Renewable energy	4,900	5,589
Equipment and other	3,185	2,774
Total revenue	128,115	89,686

Operating expenses:
Termination and access fees	30,458	19,717
Engineering and operations	19,667	10,510
Sales, marketing and customer service	9,021	5,756
Equipment expense	2,545	3,229
General and administrative	24,349	16,372
Transaction-related charges	677	3,655
Depreciation and amortization	22,494	14,554
Loss on disposition of long-lived assets	1,111	—
Total operating expenses	110,322	73,793

Operating income	17,793	15,893

Other income (expense):
Interest expense, net	(2,030)	(478)
Loss on deconsolidation of subsidiary	(529)	—
Other income (expense), net	(522)	14
Other expense, net	(3,081)	(464)

Income before income taxes	14,712	15,429
Income tax expense	3,128	4,631
Net Income	11,584	10,798

Net income attributable to non-controlling interests, net	(4,725)	(4,678)

Net income attributable to ATN International, Inc. stockholders	$6,859	$6,120

Basic net income per weighted average share attributable to ATN International, Inc. stockholders:
Net income	$0.42	$0.38

Diluted net income per weighted average share attributable to ATN International, Inc. stockholders:
Net income	$0.42	$0.38

Weighted average common shares outstanding:
Basic	16,157	16,092
Diluted	16,246	16,198

Table 3

ATN International, Inc.

Unaudited Condensed Consolidated Cash Flow Statement

(in Thousands)

	Three Months Ended March 31,
	2017	2016

Net income	$11,584	$10,798
Depreciation and amortization	22,494	14,554
Loss on disposition of long-lived assets	1,111	—
Loss on deconsolidation of subsidiary	529	—
Change in prepaid and accrued income taxes	5,336	4,363
Change in other operating assets and liabilities	(11,973)	(3,303)
Other non-cash activity	3,008	1,917

Net cash provided by operating activities	32,089	28,329

Capital expenditures	(45,702)	(16,445)
Sale of businesses, net of transferred cash of $2,097	22,597	—
Sale of short-term investments	484	—
Purchase of securities	—	(2,000)
Change in restricted cash	1,769	653

Net cash used in investing activities	(20,852)	(17,792)

Dividends paid on common stock	(5,487)	(5,145)
Distributions to non-controlling interests	(2,828)	(3,036)
Repayments of long-term debt	(4,442)	(1,535)
Purchases of common stock	(2,121)	(1,929)
Other	(750)	165

Net cash used in financing activities	(15,628)	(11,480)

Effect of foreign currency exchange rates on cash and cash equivalents	207	—

Net change in cash and cash equivalents	(4,184)	(943)

Cash and cash equivalents, beginning of period	269,721	392,045

Cash and cash equivalents, end of period	$265,537	$391,102

Table 4

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2017 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Statement of Operations Data:
Revenue
Wireless	$37,162	$19,068	$—	$—	$56,230
Wireline	6,051	57,749	—	—	63,800
Renewable Energy	—	—	4,900	—	4,900
Equipment and Other	579	2,474	132	—	3,185
Total Revenue	$43,792	$79,291	$5,032	$—	$128,115

Operating Income (Loss)	$16,617	$9,966	$1,441	$(10,231)	$17,793

Non-controlling interest ( net income or (loss) )	$(2,397)	$(2,009)	$(319)	$—	$(4,725)

Non GAAP measure:
Adjusted EBITDA	$23,168	$22,963	$2,895	$(6,951)	$42,075

Statement of Cash Flow Data:
Capital expenditures	$6,044	$16,666	$21,788	$1,204	$45,702

Balance Sheet Data:
Cash, cash equivalents and investments	$16,143	$97,104	$18,312	$142,689	$274,248
Total current assets	46,955	146,696	27,177	155,802	376,630
Fixed assets, net	102,366	368,372	152,891	15,594	639,223
Total assets	209,026	595,135	198,858	190,381	1,193,400
Total current liabilities	38,469	85,774	16,108	21,474	161,825
Total debt	—	88,120	64,279	—	152,399

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

For the three months ended March 31, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Statement of Operations Data:
Revenue
Wireless	$39,464	$19,414	$—	$—	$58,878
Wireline	6,046	16,399	—	—	22,445
Renewable Energy	—	—	5,589	—	5,589
Equipment and Other	688	2,086	—	—	2,774
Total Revenue	$46,198	$37,899	$5,589	$—	$89,686

Operating Income (Loss)	$16,746	$7,737	$63	$(8,653)	$15,893

Non-controlling interest ( net income or (loss) )	$(1,588)	$(2,353)	$(737)	$—	$(4,678)

Non GAAP measure:
Adjusted EBITDA	$22,400	$14,078	$4,242	$(6,618)	$34,102

Statement of Cash Flow Data:
Capital expenditures	$7,561	$7,775	$—	$1,109	$16,445

ATN International, Inc.

Selected Segment Financial Information

(In Thousands)

At December 31, 2016 is as follows:

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Balance Sheet Data:
Cash, cash equivalents and investments	$22,235	$97,681	$27,378	$131,664	$278,958
Total current assets	50,983	143,201	37,440	135,745	367,369
Fixed assets, net	129,274	372,741	130,268	15,429	647,712
Total assets	240,006	597,454	190,253	170,505	1,198,218
Total current liabilities	23,162	95,502	12,603	18,838	150,105
Total debt	—	91,316	65,507	—	156,823

ATN International, Inc.

Selected Segment Operational Data

	Quarter ended
	March 31,	December 31,
	2017	2016 *

U.S. Telecom Operational Data:
Wireless - Total Domestic Base Stations	1,019	1,006

International Telecom Operational Data:
Wireline - Voice / Access lines	176,900	179,700
Wireline - Data Subscribers	99,900	97,400
Wireline - Video Subscribers	53,800	54,600
Wireless - Subscribers	302,900	304,700

* Adjusted subscriber counts for the sale of St Maarten and transfer of ownership of Aruba business

Table 5

ATN International, Inc.

Reconciliation of Non-GAAP Measures

(In Thousands)

Reconciliation of Net Income to Adjusted EBITDA for the Three Months Ended March 31, 2017 and 2016

Three Months Ended March 31, 2017

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$6,859
Net income attributable to non-controlling interests, net of tax					4,725
Income tax expense					3,128
Other expense, net					522
Loss on deconsolidation of subsidiary					529
Interest expense, net					2,030
Operating income	$16,617	$9,966	$1,441	$(10,231)	$17,793
Depreciation and amortization	6,551	13,117	1,454	1,372	22,494
(Gain) loss on disposition of long-lived assets	—	(120)	—	1,231	1,111
Transaction-related charges	—	—	—	677	677
Adjusted EBITDA	$23,168	$22,963	$2,895	$(6,951)	$42,075

Three Months Ended March 31, 2016

	U.S. Telecom	International Telecom	Renewable Energy	Reconciling Items	Total

Net income attributable to ATN International, Inc. stockholders					$6,120
Net income attributable to non-controlling interests, net of tax					4,678
Income tax expense					4,631
Other income, net					(14)
Interest expense, net					478
Operating income	$16,746	$7,737	$63	$(8,653)	$15,893
Depreciation and amortization	5,654	6,341	1,207	1,352	14,554
Transaction-related charges	—	—	2,972	683	3,655
Adjusted EBITDA	$22,400	$14,078	$4,242	$(6,618)	$34,102